Exhibit 3.195

Entity #: 587918

Date Filed: 03/16/2006

Pedro A. Cortes

Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE

CORPORATION BUREAU

Certificate of Organization

Domestic Limited Liability Company

(15 Pa. C.S. Section 8913)

Corporation Service Company

In compliance with the requirements of 15 Pa. C.S. Section 8913 (relating to certificate of organization), the undersigned desiring to organize a limited liability company, hereby certifies that:

1. The name of the limited liability company:

Burlington Coat Factory of Pennsylvania, LLC

2. The (a) address of the limited liability company’s initial registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is:

Name of Commercial Registered Office Provider

c/o: Corporation Service Company

Dauphin County

3. The name and address, including street and number, if any, of each organizer is: Cindy Rashed Reilly, c/o Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022

4. Strike out if inapplicable term

A member’s interest in the company is to be evidenced by a certificate of membership interest.

IN TESTIMONY WHEREOF, the organizer has signed this Certificate of Organization this 9th day of March, 2006.

/s/ Cindy Rashed Reilly